News Release Berry Petroleum Company Phone (661) 616-3900 5201 Truxtun Avenue, Suite 300 E-mail: ir@bry.com Bakersfield, California 93309-0640 Internet: www.bry.com
Contacts: Robert F. Heinemann, President and CEO - - Ralph J. Goehring, Executive Vice President and CFO

BERRY PETROLEUM REPORTS THIRD QUARTER EARNINGS
OF $31.4 MILLION AND RECORD PRODUCTION

Bakersfield, CA - November 8, 2006 - Berry Petroleum Company (NYSE:BRY) earned $31.4 million, or $.70 per diluted share, for the third quarter of 2006, compared to net income of $34.2 million, or $.76 per diluted share, in the third quarter of 2005, adjusted for the two-for-one stock split effective May 17, 2006. Revenues were $129 million and discretionary cash flow was $73.1 million in the third quarter of 2006. The Company’s production averaged a record 26,423 barrels of oil equivalent per day (BOE/D), an increase of 12% over a year ago and up 7% from the second quarter of 2006. The average realized sales price of $47.28 per BOE was up 7% from the $44.25 per BOE achieved in the third quarter of 2005 and down 5% from $49.75 in the second quarter of 2006. The Company had no mark-to-market earnings impact in the third quarter related to its derivative positions. The Company was very active during the third quarter of 2006 drilling 155 gross (126.8 net) wells, realizing a gross success rate of 99 percent, according to Robert F. Heinemann, president and chief executive officer.

For the nine months ending September 30, 2006, Berry’s net income was $88.8 million, or $1.98 per diluted share, up 8% from net income of $82 million, or $1.82 per diluted share, for the nine months ending September 30, 2005. Revenues were $370 million in the first nine months of 2006, up 27% from $291 million in the first nine months of 2005. Berry achieved record discretionary cash flow of $195 million in the first nine months of 2006, an increase of 48% over the comparable 2005 period (see Explanation and Reconciliation of Non-GAAP Financial Measures.) Berry’s 2006 year-to-date results include, on a pre-tax basis, $7 million in dry hole charges and $4 million in exploration costs. The Company drilled 406 gross (289.7 net) wells during the first nine months of 2006, realizing a gross success rate of 99 percent.

Mr. Heinemann stated, “We had an excellent third quarter as our production increased as expected and our earnings were the highest for the year, excluding the impact of commodity derivatives on prior quarters. We achieved an increase in quarterly production of almost 1,700 BOE/D over the second quarter of 2006, primarily through drilling and additional steam applied to new or emerging heavy oil opportunities. Our production for the nine months ended September 30, 2006 averaged 24,896 BOE/D, which was up 9% from the same period last year. We are on track to achieve double-digit production growth year-on-year and are forecasting average production of between 25,500 BOE/D and 25,800 BOE/D for 2006.

“We are having success with our exploration programs, and in the third quarter we drilled four shallow Green River wells at Lake Canyon with initial production from these four wells averaging 140 BOE/D each, which is consistent with the results of our Brundage Canyon wells just to the east. We are in the permitting process for an additional 32 wells which are intended to continue exploratory and development drilling on the eastern portion of our Lake Canyon acreage. We expect to begin drilling these wells in the second quarter of 2007. In the fourth quarter of 2006, Berry will participate in two Wasatch wells at Lake Canyon which are following up on earlier success, with as much as a 25% working interest.

“On November 1 we announced that we are proceeding with full-scale development of our diatomite oil resource in California. In 2007 we intend to spend $50 million for the first 100-well development phase on this asset and expect to average 1,000 BOE/D of heavy oil from the diatomite in 2007. Piceance production is increasing as expected, and in the third quarter of 2006, we drilled or started six additional wells, four on the Garden Gulch property and two on the North Parachute Ranch property. The Garden Gulch acreage now has 20 wells producing and we anticipate production from the North Parachute Ranch property late in the fourth quarter. Our net production from the Piceance basin in the third quarter 2006 averaged approximately 5,800 Mcf/D. We are building our Piceance asset team so that we can be as efficient as possible in the development of this significant asset.

“We are in the process of determining our capital budget for 2007, but expect our program to target at least $250 million. We also believe that we can achieve another year of double digit production growth, which would be at least 28,000 BOE/D.”

Ralph J. Goehring, executive vice president and chief financial officer, said, “Our third quarter was another solid quarter operationally and financially for Berry. For the three months ended September 30, 2006, our discretionary cash flow was $73 million, up 40% from the comparable 2005 period and up 11% from the second quarter of 2006. With our recent acquisitions and diatomite development plans, Berry now has significantly more drilling opportunities available for funding than our annual cash generated from operations, thus, we will pace our development. While we intend to keep our capital expenditure program close to our cash flow, we expect to be very active in drilling these locations to add production and reserves in a meaningful way. Given our significant drilling inventory and our desire to maintain financial flexibility, we recently completed a debt offering of $200 million of senior subordinated notes with an 8.25% interest rate. This fixes the interest rate on a portion of our long-term debt and provides us with increased credit availability under our existing credit facility.”

Third Quarter Production Summary
Average Daily Production
	Three Months Ended
Oil and Gas	9/30/06%		6/30/06%		9/30/05%

Heavy Oil Production (Bbl/D)	16,076	61	15,532	63	16,701	71
Light Oil Production (Bbl/D)	4,118	16	4,061	16	3,308	14
Total Oil Production (Bbl/D)	20,194	76	19,593	79	20,009	85
Natural Gas Production (Mcf/D)	37,374	24	31,047	21	21,828	15
Total (BOE/D)	26,423	100	24,768	100	23,647	100

Explanation and Reconciliation of Non-GAAP Financial Measures:
Discretionary cash flow is net cash provided by operating activities before the net increase or decrease in current assets and current liabilities. This number is presented because of its acceptance as an indicator of an oil and gas exploration and production company's ability to internally fund development, exploration and exploitation activities and to service or incur additional debt. This measure should not be considered as an alternative to net cash provided by operating activities as defined by generally accepted accounting principles. A reconciliation of discretionary cash flow to net cash provided by operating activities is shown below for the nine and three months ended September 30, 2006 and 2005 and the three months ended June 30, 2006 as follows (in millions):

	Nine Months Ended		Three Months Ended
	9/30/06	9/30/05	9/30/06	6/30/06	9/30/05
Net cash provided by operating activities	$185.1	$122.3	$101.0	$58.8	$56.1
Add back: Net increase (decrease) in current assets	18.0	28.3	(.6)	16.7	10.5
Add back: Net decrease (increase) in current liabilities	(8.6)	(19.6)	(27.3)	(9.6)	(14.2)
Discretionary cash flow	$194.5	$131.0	$73.1	$65.9	$52.4

Teleconference Call
A conference call will be held Wednesday, November 8, 2006 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Dial 1-866-277-1182 to participate, using passcode 10864327. International callers may dial 617-597-5359. For a digital replay available until November 22, 2006, dial 1-888-286-8010 using passcode 95126315. Listen live or via replay on the Web at www.bry.com. Transcripts of this and previous calls may be viewed at www.bry.com/tele.htm.

Berry Petroleum Company is a publicly traded independent oil and gas production and exploitation company with its headquarters in Bakersfield, California.

Safe harbor under the “Private Securities Litigation Reform Act of 1995”
Any statements in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties. Words such as “should,” “will,” “achieve,” “intend,” “continue,” “anticipate,” “target,” “expect,” and forms of those words and others indicate forward-looking statements. Important factors which could affect actual results are discussed in PART 1, Item 1A. Risk Factors of Berry’s 2005 Form 10-K filed with the Securities and Exchange Commission, under the heading “Other Factors Affecting the Company's Business and Financial Results” in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as updated in PART II, Item 1A. Risk Factors of Berry’s September 30, 2006 Form 10-Q filed on November 8, 2006.

CONDENSED INCOME STATEMENTS
(unaudited) (In thousands, except per share data)

	Three Months		Nine Months
	9/30/06	9/30/05 (1)	9/30/06	9/30/05(1)
Revenues
Sales of oil and gas	$116,168	$96,439	$328,742	$252,635
Sales of electricity	12,592	12,933	39,476	36,903
Interest and other income, net	603	612	1,898	1,130
Total	129,363	109,984	370,116	290,668
Expenses
Operating costs - oil & gas production	30,950	24,270	83,763	69,356
Operating costs - electricity generation	11,198	12,316	36,155	36,596
Production taxes	5,286	3,874	11,891	8,569
Exploration costs	344	749	4,105	1,535
Depreciation, depletion & amortization - oil & gas	17,974	8,602	47,333	26,417
Depreciation, depletion & amortization - electricity	825	1,042	2,526	2,826
General and administrative	9,419	5,965	25,610	15,988
Interest	2,707	1,598	6,745	4,502
Commodity derivatives	-	-	(736)	-
Dry hole, abandonment & impairment	183	2,803	6,965	5,425
Total	78,886	61,219	224,357	171,214
Income before income taxes	50,477	48,765	145,759	119,454
Provision for income taxes	19,103	14,546	56,930	37,470
Net income	$31,374	$34,219	$88,829	$81,984

Basic net income per share	$.71	$.78	$2.02	$1.86
Diluted net income per share	$.70	$.76	$1.98	$1.82
Dividends per share	$.095	$.115	$.225	$.235

Weighted average common shares:
Basic	43,907	44,136	43,982	44,078
Diluted	44,665	45,058	44,875	44,978
(1) The 2005 earnings per share amounts have been restated to give retroactive effect to the two-for-one stock split that became effective on May 17, 2006.

CONDENSED BALANCE SHEETS
(unaudited) (In thousands)
	9/30/06	12/31/05
Assets
Current assets	$91,657	$74,886
Properties, buildings & equipment, net	1,033,222	552,984
Other long-term assets	15,397	7,181
	$1,140,276	$635,051
Liabilities & Shareholders’ Equity
Current liabilities	$266,608	$129,643
Deferred income taxes	91,915	55,804
Long-term debt	309,000	75,000
Other long-term liabilities	69,475	40,394
Shareholders’ equity	403,278	334,210
	$1,140,276	$635,051

CONDENSED STATEMENTS OF CASH FLOWS
(unaudited) (In thousands)

	Nine Months
	9/30/06	9/30/05
Cash flows from operating activities:
Net income	$88,829	$81,984
Depreciation, depletion & amortization (DD&A)	49,858	29,243
Dry hole, abandonment & impairment	7,864	2,298
Commodity derivatives	(264)	-
Stock-based compensation expense	3,563	404
Deferred income taxes, net	44,410	16,939
Other, net	281	106
Net increase in current assets	(17,996)	(28,310)
Net (decrease) increase in current liabilities	8,600	19,623

Net cash provided by operating activities	185,145	122,287

Net cash used in investing activities	(419,801)	(196,891)
Net cash provided by financing activities	233,018	66,341

Net (decrease) increase in cash and cash equivalents	(1,638)	(8,263)

Cash and cash equivalents at beginning of year	1,990	16,690

Cash and cash equivalents at end of period	$352	$8,427

COMPARATIVE OPERATING STATISTICS

	Three Months			Nine Months
	9/30/06	9/30/05	Change	9/30/06	9/30/05	Change
Oil and gas:
Net production-BOE per day	26,423	23,647	+12%	24,896	22,793	+9%
Per BOE:
Average sales price before hedges	$50.33	$51.34	-2%	$50.81	$45.38	+12%
Average sales price after hedges	47.28	44.25	+7%	48.33	40.48	+19%

Operating costs	12.73	11.16	+14%	12.32	11.14	+9%
Production taxes	2.17	1.78	+22%	1.75	1.38	+27%
Total operating costs	14.90	12.94	+15%	14.07	12.52	+12%

DD&A - oil and gas	7.39	3.95	+87%	6.96	4.25	+64%
General & administrative expenses	3.87	2.74	+41%	3.77	2.57	+47%

Interest expense	$1.11	$.73	+52%	$.99	$.72	+38%

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